Exhibit (b)(iv)

Issuance Instruction Letter

[●]

Citibank, N.A. ADR Depositary
388 Greenwich Street (14th Floor)
New York, NY 10013
Attn: Mr. Hank Hui

Re:       Instruction Regarding Deposit of Ordinary Shares – Unregistered [●] ([●])

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of September 24, 2014 (the “Deposit Agreement”), by and among Alibaba Group Holding Limited (the “Company”), Citibank, N.A., in its capacity as ADR Depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares issued thereunder. Terms used herein without definition shall have the meanings ascribed to such terms in the Deposit Agreement.

The Company is depositing [●] Shares (the “Subject Shares”) under the Deposit Agreement, by delivery of the Subject Shares to Citibank, N.A. – Hong Kong Branch, as Custodian, and requests that the Depositary issue ADSs representing such Shares (the “Subject ADSs”) to, or for the benefit of, the Company in accordance with the terms of this Letter Agreement. The Company requests that the Depositary deliver the Subject ADSs to the Company’s account with [●] (number [●]). The DTC participant number of [●] ([●]’s broker) is [●]. The contact person at [●] is [●] (Tel. [●]) and [●] (Tel. [●]).

The Company is depositing the Subject Shares in connection with certain [●] (“[●]”) granted by the Company to certain of its employees pursuant to the Company’s [●] Plan (the “Plan”). The grant of the [●] and the issuance and delivery of Shares (in the form of ADSs) upon the vesting of the [●] pursuant to the Plan have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company hereby confirms that (x) it has been advised by (i) its U.S. securities law counsel that the grant of the [●] and the issuance and delivery of Shares upon the vesting of the [●] pursuant to the Plan are exempt from registration under the Securities Act, and (ii) its Cayman Islands counsel that the issuance of treasury Shares by the Company, the deposit of such Shares with the Depositary, and the issuance and delivery of ADSs by the Depositary in respect of such deposited treasury Shares to the Company or its designee do not violate any law applicable to the Company currently in force in the Cayman Islands or the Memorandum and Articles of Association of the Company, and (y) that such advice continues to be valid.

The Company has caused (i) its U.S. securities counsel to deliver to the Depositary an opinion confirming that the issuance and delivery of Shares in the form of ADSs upon the terms contemplated below is exempt from registration under the Securities Act and that the ADSs delivered to holders of [●] upon the terms contemplated below are freely transferable under the Securities Act, and (ii) its Cayman Islands counsel to deliver to the Depositary and opinion confirming that the issuance of treasury Shares by the Company, the deposit of such Shares with the Depositary, and the issuance and delivery of ADSs by the Depositary in respect of such deposited treasury Shares to the Company or its designee do not violate any law applicable to the Company currently in force in the Cayman Islands or the memorandum and Articles of Association of the Company.

The Company hereby covenants to, and for the benefit of, the Depositary, that (i) each of the issuance of the Subject Shares to the Custodian (for deposit with the Depositary under the terms of the Deposit Agreement and this Letter Agreement) and the issuance and delivery of the Subject ADSs does not violate any Cayman Islands laws or regulations, or any order, judgment or proceeding binding on the Company or any agreement to which the Company is a party, (ii) it has obtained all governmental approvals, permits, consents and authorizations required to be so obtained in the Cayman Islands and in the United States for transactions contemplated herein, (iii) the Subject Shares being issued to the Custodian (for deposit under the terms of the Deposit Agreement and this Letter Agreement) for the purpose of the issuance of Subject ADSs are validly issued, fully paid and non-assessable, are free of any preemptive rights of the holders of outstanding Shares, are five of any liens or encumbrances, have not been stripped of any entitlements, and are of the same class as, and rank pari passu with, the other Shares held by the Custodian (on deposit for the Depositary under the terms of the Deposit Agreement), (iv) the Company will ensure that delivery of the Subject ADSs upon the vesting of the [●] will be made only if the applicable holder of [●] (and recipient of the Subject ADSs) is (x) a person other than a “U.S. Person” (as defined in Regulation S under the Securities Act) who was located outside the United States at the time of the grant of the [●] and will be located outside the United States at the time of vesting of the applicable Shares (in the form of ADSs) and of the delivery of the Subject ADSs to such person, or (y) a person who has held the [●] for at least one full calendar year prior to the vesting of the applicable [●] and the delivery of the Subject ADSs to such person, and (v) the Company will ensure that the Subject ADSs are (please check boxes to conform)

☒	not delivered to “Affiliates” (as defined in Rule 144) of the Company, or

☒	if delivered to “Affiliates,” are so delivered only in connection with the settlement of a resale transaction by such Affiliates that is either covered by a registration statement under the Securities Act or exempt from registration under the Securities Act and in each such case the ADSs when so delivered in settlement are not “Restricted Securities” (as defined in the Deposit Agreement).

The Company confirms that its indemnification obligation set forth in Section 5.8 of the Deposit Agreement covers the deposit of the Subject Shares, the issuance of the Subject ADSs, and the actions taken in connection therewith, subject to the terms of the Deposit Agreement.

This letter agreement shall be interpreted in accordance with, and all rights and obligations hereunder shall be governed by, the laws of the State of New York as applicable to contracts to be wholly performed within the State of New York.

[Signature page follows]

Sincerely,

ALIBABA GROUP HOLDING LIMITED

By:___________________________
Name:
Title:
Date:

Agreed as of _______________, [●]

Citibank, N.A., as ADR Depositary

By:____________________________
Name:
Title:
Date:

[Issuance Instruction Letter – [●] Unregistered [●]]